Exhibit (g)(32)
[ Janus Letterhead ]
LETTER AGREEMENT
December 12, 2012
Steven Bennett, Esq.
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC/2S
Boston, Massachusetts 02111
Dear Mr. Bennett:
This letter is to notify you that on November 8, 2012 the Trustees of Janus Investment Fund (the “Trust”) approved the name changes of the following funds effective February 15, 2013:

Current Name	New Name
Janus Conservative Allocation Fund	Janus Global Allocation Fund — Conservative
Janus Moderate Allocation Fund	Janus Global Allocation Fund — Moderate
Janus Growth Allocation Fund	Janus Global Allocation Fund — Growth
The Trust requests confirmation that all references to “Janus Conservative Allocation Fund, Janus Moderate Allocation Fund and Janus Growth Allocation Fund” (the “Funds”) related to the Amended and Restated Custodian Contract dated August 1, 2005, as amended, between the Trust and State Street Bank and Trust Company (“State Street”) (the “Custodian Contract”) be replaced with the corresponding new names listed above and that State Street will continue to act as custodian for the Funds under the terms of the Custodian Contract.
Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND

By:	/s/ Stephanie Grauerholz-Lofton Stephanie Grauerholz-Lofton
Vice President, Chief Legal Counsel and Secretary

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers

Michael F. Rogers
Executive Vice President
Agreed to this 15th day of February   , 2013.